Exhibit 10.8

ADDENDUM NO. 1 TO AMENDED AND RESTATED ASSET TRANSFER AGREEMENT

This Addendum (“Addendum”) is entered into on this 27 day of July 2020, by and between Medigus Ltd., a company incorporated under the laws of the state of Israel, Registration Number 51-286697-1 (“Medigus”) and ScoutCam Ltd., a company incorporated under the laws of the state of Israel, Registration Number 51-595040-0 (“ScoutCam”). Medigus and ScoutCam are sometimes referred to herein as a “Party” and together as the “Parties”.

Capitalized terms used but not defined herein shall have the meaning ascribed to them under the Agreement (as defined below)

WHEREAS, the Parties have previously entered into an Asset Transfer Agreement, dated as of March 1, 2019 (the “Prior Agreement”);

WHEREAS, the Parties have replaced the Prior Agreement with the Amended and Restated Asset Transfer Agreement, dated as of December 1, 2019 (the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement with respect to the transferred assets, know-how and other intellectual property rights, used or necessary for use in connection with the Transferred Business, as further provided herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Section 2.1 shall be amended and restated to read as follows:

“2.1. Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (or with respect to the patents listed under Section (a) of Schedule 2.1, the dates detailed therein), the Transferor shall transfer, assign, convey and deliver to the Transferee and the Transferee shall accept and assume from the Transferor, all of the Transferor’s rights, titles and interests in, to and under the transferred assets listed on Schedule 2.1 (the “Transferred Assets”), free and clear of any Liens.

The Transferred Assets shall include, in addition to the assets listed on Schedule 2.1, effective as of the Closing:

2.1.1. all rights and title to the severance funds maintained for or on behalf of the Transferred Employees;

2.1.2. all past, present and future causes of action and other enforcement rights primarily under, or on account of, the Transferee’s Business, the Products or any of the Transferred Assets, including, without limitation, all causes of action and other enforcement rights for damages, profits, royalties or other payments, injunctive relief, and any other remedies of any kind for past, current and future infringement, misappropriation or any violations of any one of the rights embodied in any of the Transferred Assets;

2.1.3. all of the goodwill associated with the Transferee’s Business and/or any of the Transferred Assets;

2.1.4. all Documents that are primarily used or relate to the Transferee’s Business or any of the Transferred Assets;

2.1.5. all other current assets of the Transferee’s Business; and

2.1.6. all know how and other intellectual property rights, used or necessary for use in connection with the Transferred Business.

Any rights, assets, properties and business that fall within the above definition of Transferred Assets shall be deemed a Transferred Asset, notwithstanding the failure to list the same on any of the aforementioned lists and schedules. For the avoidance of doubt, Section 2.2 of the Agreement shall apply mutatis mutandis to the assets included in Schedule 2.1.

In the event that the Transferee neglects any of the patent assets set forth in Section (a) under Schedule 2.1, the Transferee shall transfer back ownership of the patent family of such patent asset to Transferor, and such transfer shall not require additional consideration and absent any additional contingencies (the “Transfer Back”). For the purpose of this Section 2, the term neglect shall mean any act or omission, which would result in invalidation of the patent assets or cause its expiry. For the avoidance of doubt, a decision by Transferee to cease its prosecution or participation in any invalidation proceedings against the Transferred Assets vis-a-vis the applicable Patent Office, or failure to pay maintenance fees in connection with the Transferred Assets shall be deemed as neglecting such Transferred Assets. In the event that IIA Approval (as defined herein), to the extent required, cannot be reasonably obtained with respect to the Transfer Back, Transferee shall take actions which shall have the effect of achieving the closest possible result as the Transfer Back. In the event of a Transfer Back, Transferor shall extend a perpetual, royalty free, non-exclusive, transferable by way of merger, acquisition or sale of all or substantially all of assets, license to Transferee for exploiting such Transferred Assets that were subject to the Transfer Back, for the purpose of commercializing, selling, sublicensing, combining, developing, manufacturing, having manufactured with respect to any Company product or service. The Transfer Back shall occur upon 30 days prior to a deadline for an act, which if not met, would lead to invalidation of the patent assets or cause their expiry.

2.	Schedule 2.1 attached to the Agreement shall be replaced with Schedule 2.1 attached hereto. For the avoidance of doubt, the transfer of patent family 24994 described in Schedule 2.1 hereto is subject to the prior approval of the Israel Innovation Authority (“IIA” and the “IIA Approval”). Medigus shall submit as soon as practicable following the date hereof an appropriate request for the grant of the IIA Approval and will use best efforts to obtain such approval as soon as possible. As a condition to the transfer, ScoutCam shall be obligated to execute an undertaking in the form acceptable to Medigus and the IIA pursuant to which ScoutCam agrees to comply with the obligations stipulated by the Law for Encouragement of Research and Development – 1984.

3.	Effective as of the date hereof, Section 3.2 and Schedule 3.2 shall be deleted, and instead such Section 3.2 shall be reserved. For the avoidance of doubt, the Addendum shall not derogate from the rights and obligations derived from Section 3.2 prior to the date hereof.

4.	Effective Date

This Addendum shall be in effect as of the date hereof and shall be attached to the Agreement and become an integral part thereof.

5.	Reservation of Terms

Except as expressly stated in this Addendum all other terms in the Agreement shall remain unchanged unless specifically amended in accordance with the terms of the Agreement.

- Signature Pages Follow -

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment as of the day and year first above written.

MEDIGUS LTD.	SCOUTCAM LTD.

/s/ Liron Carmel /s/ Tatiana Yosef	/s/ Benad Goldwasser /s/ Yaron Silberman
Signature	Signature

Liron Carmel / Tatiana Yosef	Benad Goldwasser / Yaron Silberman
Printed Name	Printed Name

CEO / CFO	Chairman / CEO
Title	Title

Schedule 2.1

List of Transferred Assets

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